EXHIBIT 2.2

ASSET PURCHASE AGREEMENT AMONG U-SWIRL, INC., YOGLI MOGLI
FRANCHISE LLC, YOGLI MOGLI LLC, YOGLI MOGLI NEWMAN LLC,
YOGLI MOGLI ENTERPRISES LLC, AND YOGLI MOGLI WHEATON, LLC
DATED JANUARY 17, 2014

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made and entered into as of January 17, 2014, by and among U-Swirl, Inc., a Nevada corporation (“Buyer”), Yogli Mogli Franchise LLC, a Georgia limited liability company (“YMF”), Yogli Mogli LLC, a Georgia limited liability company (“YM”), Yogli Mogli Newnan LLC, a Georgia limited liability company (“YMN”), Yogli Mogli Enterprises LLC, a Georgia limited liability company (“YME”), and Yogli Mogli Wheaton, LLC, an Illinois limited liability company (“YMW” and together with YMF, YM, YMN, and YME, “Sellers”).

Recitals

Sellers are Affiliates engaged in the business of franchising and operating frozen yogurt stores known as “Yogli Mogli” (the “Business”).

This Agreement contemplates that Sellers will transfer and assign to Buyer certain assets of Sellers used or useful in connection with the Business in exchange for the Purchase Price, as determined pursuant to Article 2.

Agreements

In consideration of the mutual covenants and promises in this Agreement, the parties hereto agree as follows:

ARTICLE 1
Definitions

Capitalized terms used but not otherwise defined in this Agreement have the meanings set forth on attached Exhibit A.

ARTICLE 2
Purchase and Sale

2.1  Covenant of Purchase and Sale.  Subject to the terms and conditions set forth in this Agreement, at Closing, each Seller shall convey, assign, and transfer to Buyer, and Buyer shall acquire from Sellers, for the consideration specified in this Article 2, free and clear of all Encumbrances (other than Permitted Encumbrances), all right, title, and interest in and to the following assets (collectively, the “Acquired Assets”), but not including any Excluded Assets:

(a)  all franchise agreements and area development agreements to which each Seller is a party, and all of the other Contracts described on Schedule 2.1(a) (the “Acquired Contracts”);

(b)  all Intellectual Property, as described on Schedule 2.1(b) (the “Acquired Intellectual Property”);

(c)  all rights of Sellers, to the extent transferable, under any franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from any Governmental Authority that are used in, held for use in, or necessary for the operation of the Business, as described on Schedule 2.1(c) (the “Acquired Governmental Permits”);

(d)  copies of all books and records of Sellers related to the financial and operational aspects of the Business or any Acquired Asset, including all financial statements and documentation, all sales and purchase records, and other books and records relating to the Business;

(e)  all customer lists, supplier lists, telephone numbers (landline and mobile), facsimile numbers, e-mail addresses, postal addresses and postal boxes relating to the Business, as described on Schedule 2.1(e);

(f)  all advertising and promotional materials, studies and reports, and other marketing data or materials arising from or relating to the Business;

(g)  all cash and receivables collected from franchisees relating to relating to the advertising and marketing fund, including, without limitation, the Adverting Fee as set forth in the franchise agreements of Sellers;

(h)  all goodwill and other general intangibles of each Seller utilized in, arising from, or relating to the Business;

(i)  any other tangible assets utilized in, arising from, or relating to the generation of royalties and fees from Sellers’ franchisees; and

(j)  all tangible and intangible assets relating to the Company Owned Stores.

2.2  Excluded Assets.  Buyer will not acquire from Sellers any assets not specifically included in the Acquired Assets (the “Excluded Assets”), all rights, titles and interests in which shall be retained by Sellers.  Notwithstanding the provisions of Section 2.1 above and for the avoidance of doubt, the Excluded Assets shall include, without limitation, the following: (i) cash and cash equivalents of the Business as of Closing, except for amounts in the advertising and marketing fund collected from franchisees, including, without limitation, the Adverting Fee as set forth in the franchise agreements of Sellers; (ii) each Seller’s Governing Documents, minute books, stock or membership interest records, corporate seals, qualifications to conduct business as a foreign entity, taxpayer and other identification numbers, and other documents relating to the organization, maintenance, and existence of each Seller as a limited liability company; (iii) machinery, equipment, office equipment, tools, motor vehicles (including, without limitation, those motor vehicles set forth on Schedule 2.2 attached hereto), spare parts, accessories, furniture or other miscellaneous tangible personal property used or held for use by each Seller in the operation of the Business that is not otherwise included in the Acquired Assets; (iv) accounts, notes, and other receivables in favor of each Seller arising from or relating to the operation of the Business prior to Closing, together with all collateral security for such accounts receivables, and rights to collect payment thereon; (v) deposits, prepaid expenses (except as set forth in Section 2.5 below), and refunds related to payments by each Seller; (vi) Tax Returns, Tax records, claims for refunds, and credits relating to Taxes of each Seller; (vii) bank accounts, cash accounts, investment accounts, deposit accounts, lockboxes and similar accounts of each Seller; (viii) any initial franchise fees payable by a franchisee to Sellers pursuant to an Acquired Contract governing a franchise location not listed on Exhibit B (such location, a “New Store”), less the New Store Expenses with respect to each such New Store; (ix) each Seller’s insurance policies and their respective rights thereunder; and (x) rights of each Seller under this Agreement or the Transaction Documents.

2.3  Assumed Liabilities and Excluded Liabilities.  At Closing, Buyer shall assume, only those obligations of Sellers scheduled to be performed after Closing under the terms of any Acquired Contract or with respect to the Company Owned Stores, but only to the extent that such Acquired Contract is set forth on Schedule 2.1(a), and excluding any obligation that arises out of, relates to, or results from, directly or indirectly, any breach, nonperformance, tort, infringement, or violation of applicable law at or before Closing (such assumed obligations, “Assumed Liabilities”).  For avoidance of doubt, the obligation to pay $25,000 to Yogurtland Franchising, Inc. under that certain Settlement Agreement, dated December 12, 2013, among Yogurtland Franchising, Inc., Yogli Mogli, LLC, Yogli Mogli Venture, LLC, Yogli Mogli Enterprises, LLC, Yogli Mogli International, Inc., Yogli Mogli Franchise, LLC, Yogli Mogli Newnan, LLC and Roi Shlomo (the “Yogurtland Settlement Agreement”), shall not be assumed by Buyer and shall not constitute an Assumed Liability.  Except as specifically provided in this Agreement, Buyer will not assume any liabilities of any Seller, and each Seller will be solely liable for, and will pay, discharge and perform when due, all liabilities of such Seller that do not constitute Assumed Liabilities, whether or not such liabilities are reflected on such Seller’s books and records, including liabilities relating to the Excluded Assets (collectively, the “Excluded Liabilities”).

2.4  Purchase Price.  The total consideration payable by Buyer to Sellers for the Acquired Assets shall be as follows (collectively, the “Purchase Price”): (i) $2,150,000 payable in accordance with Section 7.3(a) (the “Cash Amount”), and (ii) the Share Consideration.

2.5  Post-Closing Adjustment. On the Closing Date, Sellers shall conduct an inventory of the Company Owned Stores. Within thirty (30) Business Days after the Closing Date, Sellers shall prepare and deliver to Buyer one or more invoices (the “Invoices”) that list (i) Sellers’ cost for the inventory and operating supplies included in the Company Owned Stores; (ii) Sellers’ cost for inventory and operating supplies that were ordered as of the Closing Date but not yet delivered, provided that such inventory and operating supplies have been delivered to Buyer at the applicable Company Owned Stores prior to Buyer’s payment therefor; and (iii) all cash on hand in the Company Owned Stores as of the Closing Date, if any. Such amounts detailed on the Invoices shall be considered an adjustment to the Purchase Price under Section 2.4 above. Buyer shall pay all amounts set forth in the Invoices by wire transfer of immediately available funds to Sellers within sixty (60) Business Days following its receipt of the Invoices from the Sellers.

2.6  Prorated Expenses.  Sellers shall be responsible for all Prorated Expenses (defined below) incurred in the operation of the Company Owned Stores prior to the Closing Date (the “Sellers’ Prorated Responsibilities”).  Purchaser shall be responsible for all Prorated Expenses incurred in the operation of the Company Owned Stores on the Closing Date and thereafter (the “Purchaser’s Prorated Responsibilities”).  “Prorated Expenses” shall mean all charges and fees customarily prorated and adjusted in similar transactions which shall be prorated by and between Sellers and Purchaser on a per diem basis as of the Closing Date, including, without limitation, rents of any kind (including additional rent), real property ad valorem taxes, utilities, payroll taxes and assessments, and telephone charges.  On or before the ninetieth (90th) day following the Closing Date (the “Post Closing Reconciliation Date”), Sellers and Purchaser shall cooperate to determine the amount of the Sellers’ Prorated Responsibilities that have been paid by Purchaser and the amount of the Purchaser’s Prorated Responsibilities that have been paid by Sellers (and shall provide documentation sufficient to demonstrate such payment).  If Sellers and Purchaser determine that the amount of (i) the Sellers’ Prorated Responsibilities that have been paid by the Purchaser is greater than (ii) the amount of the Purchaser’s Prorated Responsibilities that have been paid by Sellers, then the Sellers shall pay to the Purchaser such difference within sixty (60) Business Days of the Post-Closing Reconciliation Date.  If Seller and Purchaser determine that the amount of (i) the Purchaser’s Prorated Responsibilities that have been paid by Sellers is greater than (ii) the amount of the Sellers’ Prorated Responsibilities paid by Purchaser, then Purchaser shall pay to Sellers such difference within sixty (60) Business Days of the Post-Closing Reconciliation Date.

ARTICLE 3
Related Matters

3.1  Allocation of Purchase Price.  The parties agree that the Purchase Price (including any Assumed Liabilities that are treated as consideration for the Purchased Assets for federal income tax purposes), as adjusted hereunder, and all other amounts constituting consideration within the meaning of Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), shall be allocated among the Acquired Assets in the manner as set forth on Schedule 3.1, which schedule has been prepared in a manner consistent with Section 1060 of the Code and the regulations promulgated thereunder (the “Consideration Allocation”).  Seller and Buyer agree to (i) be bound by the Consideration Allocation, (ii) act in accordance with the Consideration Allocation in the preparation and the filing of all Tax Returns (including, without limitation, filing Form 8594 with their United States federal income Tax Return for the taxable year that includes the Closing Date) and in the course of any Tax audit, Tax review or Tax litigation relating thereto and (iii) take no position and cause their Affiliates to take no position inconsistent with the Consideration Allocation for income Tax purposes, including United States federal and state income Tax and foreign income Tax, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

3.2  Bulk Sales.  Buyer, on the one hand, and Seller, on the other hand, each waives compliance by the other with Legal Requirements relating to bulk sales applicable to the transactions contemplated hereby.

3.3  Transfer Taxes.  All sales, use, transfer, and similar Taxes arising from or payable by reason of the transactions contemplated by this Agreement shall be the liability of and for the account of Sellers, and each Seller shall jointly and severally indemnify and hold Buyer harmless from and against all Losses arising from any of the same.

3.4  Assignment and Assumption of Company Owned Store Leases. At Closing or within six months of Closing, each Seller will enter into an assignment and assumption agreement with Buyer for the premises of each of the Company Owned Stores, as applicable, in form and substance reasonably satisfactory to such Seller, Buyer, and the applicable landlord (each a “Lease Assignment and Assumption”).  Each Lease Assignment and Assumption shall include a full release of the applicable Seller and any individual guarantors from and after the Closing Date.  Notwithstanding the foregoing, if fully executed copies of the Lease Assignment and Assumptions for each of the Company Owned Stores is not delivered to Buyer at Closing, Buyer shall not issue the Share Consideration to Sellers until the earlier of (i) delivery of fully executed copies of all of the Lease Assignment and Assumptions for each of the Company Owned Stores to Buyer or (ii) six months from the date of this Agreement.

ARTICLE 4
Buyer’s Representations and Warranties

Buyer represents and warrants to Seller, as of the date of this Agreement and as of Closing, as follows:

4.1  Organization of Buyer.  Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, and has all requisite power and authority to own and lease the properties and assets it currently owns and leases and to conduct its activities as such activities are currently conducted.

4.2  Authority.  Buyer has all requisite power and authority to execute, deliver, and perform this Agreement and consummate the transactions contemplated hereby.  The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby by Buyer have been duly and validly authorized by all necessary action on the part of Buyer.  This Agreement has been duly and validly executed and delivered by Buyer, and is the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to (a) the effect of bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, rearrangement, liquidation, conservatorship and other Laws of general application at the time in effect relating to or affecting the rights of creditors generally, including, without limitation, court decisions, general equity principles and the statutory provisions of the Federal Bankruptcy Code, as amended, pertaining to preferential or fraudulent transfers or conveyances; and (b) general principles of equity (regardless of whether such principles are considered in a proceeding at law or in equity).

4.3  No Conflict; Required Consents.  Except as described on Schedule 4.3, the execution, delivery, and performance by Buyer of this Agreement do not and will not:  (i) conflict with or violate any provision of the Articles of Incorporation or Bylaws of Buyer; (ii) violate any provision of any Legal Requirements; or (iii) require any consent, approval, or authorization of, or filing of any certificate, notice, application, report, or other document with, any Governmental Authority or other Person.

4.4  Capitalization.

(a)      As of the date hereof, the authorized capital stock of Buyer consists of 100,000,000 shares of Buyer’s Common Stock, of which 15,307,776 shares are issued and outstanding, and 25,000,000 shares of Buyer’s $0.001 par value preferred stock, of which no shares are issued and outstanding.

(b)  All shares of Buyer’s capital stock were issued in compliance with applicable Legal Requirements. No shares of capital stock of Buyer were issued in violation of

Buyer’s Articles of Incorporation or Bylaws or any other agreement, arrangement or commitment to which Buyer is a party and are not subject to or in violation of any preemptive or similar rights of any Person.  The outstanding shares of capital stock of Buyer have been duly authorized and are validly issued, fully paid and non-assessable.

(c)  Except as set forth on Schedule 4.4(c), there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any capital stock or other equity interests in Buyer or obligating Buyer to issue or sell any equity interests, or any other interest, in Buyer. There are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the capital stock of Buyer.

(d)  When delivered by Buyer to Seller in accordance with the terms of this Agreement, the Share Consideration will be (i) duly and validly issued and fully paid and nonassessable, (ii) will be sold free and clear of any pledge, lien, security interest, encumbrance, claim or equitable interest of any kind, and no preemptive or similar right, co-sale right, registration right, right of first refusal or other similar right of shareholders exists with respect to any of such shares or the issuance and sale thereof other than those that have been expressly waived prior to the date hereof and those that will automatically expire upon the execution hereof, and (iii) issued in compliance with applicable federal and state securities laws. No further approval or authorization of any shareholder, Buyer’s Board of Directors or others is required for the issuance to Sellers of the Share Consideration pursuant to the terms hereof. The issuance and sale of the Share Consideration pursuant to the terms hereof will not obligate Buyer to issue any shares of Common Stock or any other securities to any party other than the Sellers or adjust any exercise or conversion prices of any outstanding securities convertible into Common Stock.

(e)  Except as set forth on Schedule 4.4(e), no Person has the right to cause Buyer to register any of its securities under the Securities Act.

4.5  Financial Statements.

(a)  L.L. Bradford & Company, LLC, which has examined the consolidated financial statements of Buyer, together with the related schedules and notes, for the fiscal years ended December 31, 2012 and 2011 filed with the SEC as a part of the SEC Documents, is an independent accountant within the meaning of the Securities Act, the Exchange Act, and the rules and regulations promulgated thereunder and is a registered public accounting firm as required by the Securities Act.

(b)  The audited consolidated financial statements of Buyer, together with the related schedules and notes, and the unaudited consolidated financial information for the quarter ended August 31, 2013, forming part of the SEC Documents, fairly present and will fairly present the consolidated financial position and the consolidated results of operations of Buyer at the respective dates and for the respective periods to which they apply.

(c)  All audited consolidated financial statements of Buyer, together with the related schedules and notes, and the unaudited consolidated financial information, filed with the SEC as part of the SEC Documents, complied as to form in all material respects with applicable accounting requirements and with the rules and regulations of the SEC with respect hereto when filed, have been and will be prepared in accordance with GAAP consistently applied throughout the periods involved (except as may be indicated in the notes thereto or as permitted by the rules and regulations of the SEC) and fairly present and will, through Closing, fairly present, subject in the case of the unaudited consolidated financial statements, to customary year end audit adjustments, the consolidated financial position of Buyer as at the dates thereof and the results of its operations and cash flows.

(d)  (i)   the procedures pursuant to which the aforementioned consolidated financial statements have been audited are compliant with generally accepted auditing standards; (ii) the selected and summary consolidated financial and statistical data included in the SEC Documents present fairly the information shown therein and have been compiled on a basis consistent with the audited consolidated financial statements presented therein; (iii) no other financial statements or schedules are required to be included in the SEC Documents, and (iv) the financial statements referred to in this Section 4.5 contain all certifications and statements required with respect to the report relating thereto.  Buyer has made known, or caused to be made known, to the accountants or auditors who have prepared, reviewed, or audited the aforementioned consolidated financial statements all material facts and circumstances which could affect the preparation, presentation, accuracy, or completeness thereof.

4.6  Taxes and Undisclosed Liabilities.  Neither Buyer nor any of its subsidiaries has any material liability of any nature (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due), including, without limitation, liabilities for Taxes and liabilities to customers, suppliers or franchisees, other than the following:

(a)  liabilities reflected or reserved against in accordance with GAAP on the balance sheet included in the unaudited consolidated financial statements of Buyer as of August 31, 2013 (the “Most Recent Buyer Financial Statements”);

(b)  current liabilities incurred in the ordinary course of business from and after the Most Recent Buyer Financial Statements; and

(c)  other liabilities that would not have a material adverse effect on the business, operations, assets, or condition (financial or otherwise) of Buyer and its subsidiaries, taken as a whole.

Without limiting the generality of the foregoing, the amounts set up as provisions for Taxes in the Most Recent Buyer Financial Statements are sufficient for all accrued and unpaid Taxes of Buyer, whether or not due and payable and whether or not disputed, under tax laws, as in effect on the date of the Most Recent Buyer Financial Statements or now in effect, for the period ended on such date and for all fiscal periods prior thereto. The execution, delivery, and performance of the Transaction Documents by Buyer will not cause any Taxes to be payable by Buyer or any of its subsidiaries or cause any lien, charge, or encumbrance to secure any Taxes to be created either immediately or upon the nonpayment of any Taxes. Buyer and each of its subsidiaries has filed all federal, state, local, and foreign tax returns required to be filed by it; has made available to Seller a true and correct copy of each such return which was filed in the past six years; has paid (or has established on the last balance sheet included in the Most Recent Buyer Financial Statements a reserve for) all Taxes, assessments, and other governmental charges payable or remittable by it or levied upon it or its properties, assets, income, or franchises which are due and payable; and has made available to Buyer a true and correct copy of any report as to adjustments received by it from any taxing authority during the past six years and a statement as to any litigation, governmental or other proceeding (formal or informal), or investigation pending, threatened, or in prospect with respect to any such report or the subject matter of such report.

4.7  Compliance with Legal Requirements.  Buyer has at all times complied, and is complying, in all material respects, with all Legal Requirements applicable to it or its business, properties or assets.  Buyer has not received any notice claiming a violation by Buyer of any Legal Requirement applicable to Buyer, and to Buyer’s knowledge there is no basis for any claim that such a violation exists.

4.8  Exchange Act.

(a)  The Common Stock is registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Buyer is subject to the periodic reporting requirements of Section 13 of the Exchange Act. Buyer has taken no action to terminate such Exchange Act registration. Buyer has made available to Seller true, complete, and correct copies of all documents filed or furnished with the United States Securities and Exchange Commission (the “SEC”) by or on behalf of Buyer (the “SEC Documents”).  The SEC Documents, including, without limitation, any financial statements and schedules included therein, at the time filed or, if subsequently amended, as so amended, (i) did not contain any untrue statement of a material fact required to be stated therein or necessary in order to make the statements therein not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the applicable rules and regulations thereunder. All required reports or other filings required by Section 13(a) or 15(d) the Exchange Act in the last two years were timely made. To Buyer’s knowledge, each director and executive officer thereof has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder since at least December 31, 2007.

(b)  Buyer is in compliance in all material respects with all provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it. Buyer and its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with United States generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Buyer has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for Buyer and designed such disclosure controls and procedures to ensure that material information relating to Buyer and its subsidiaries is made known to the certifying officers by others within those entities, particularly during the period in which Buyer’s most recently filed periodic report under the Exchange Act is being prepared.

Buyer’s certifying officers have evaluated the effectiveness of Buyer’s controls and procedures as of the date prior to the filing date of the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”). Buyer presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no changes in Buyer’s internal control over financial reporting (as such term is defined in Rule 13a and 15(f) of the Exchange Act) that have materially affected or are reasonably likely to materially affect, Buyer’s internal control over financial reporting.  Buyer has made available to Seller copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures. The books, records and accounts of Buyer accurately and fairly reflect, in reasonable detail, the transactions in, and dispositions of, the assets of, and the results of operations of, Buyer all to the extent required by GAAP.

4.9  Litigation.  There is no Litigation pending or, to Buyer’s knowledge, threatened, or any Judgment outstanding, involving or affecting Buyer or all or any part of its assets or shares of Common Stock.

4.10  Valid Offering; No Integration.  The offering and sale of the Share Consideration is a valid offering exempt from registration under federal and applicable state securities laws. Neither Buyer, nor any of its Affiliates, nor any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering and sale of the Share Consideration to be integrated with prior offerings by Buyer for purposes of the Securities Act or any applicable shareholder approval provisions, including, without limitation, under the rules and regulations of any trading market on which any of the securities of Buyer are listed or designated.

4.11  Manipulation of Price.  Buyer has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of Buyer to facilitate the sale or resale of any of Buyer’s outstanding securities; or (ii) sold, bid for, purchased, or paid or agreed to pay, any compensation to any Person for soliciting purchases of, any of the securities of Buyer.

ARTICLE 5
Sellers’ Representations and Warranties

Each Seller, jointly and severally, represents and warrants to Buyer, as of the date of this Agreement and as of Closing, as follows:

5.1  Organization and Qualification of Each Seller.  Each Seller is a limited liability company duly organized, validly existing, and in good standing under the laws of its state of organization.  Each Seller has all requisite power and authority to own and lease the properties and assets it currently owns and leases and to conduct its activities as such activities are currently conducted.  Each Seller is duly qualified to do business as a foreign limited liability company and is in good standing in all jurisdictions in which the ownership or leasing of the properties and assets owned or leased by it or the nature of its activities makes such qualification necessary.

5.2  Authority.  Each Seller has all requisite power and authority to execute, deliver, and perform this Agreement and consummate the transactions contemplated by this Agreement.  The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated by this Agreement on the part of such Seller have been duly and validly authorized by all necessary action on the part of such Seller.  This Agreement has been duly and validly executed and delivered by each Seller, and is the valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to (a) the effect of bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, rearrangement, liquidation, conservatorship and other Laws of general application at the time in effect relating to or affecting the rights of creditors generally, including, without limitation, court decisions, general equity principles and the statutory provisions of the Federal Bankruptcy Code, as amended, pertaining to preferential or fraudulent transfers or conveyances; and (b) general principles of equity (regardless of whether such principles are considered in a proceeding at law or in equity).

5.3  No Conflict; Required Consents.  Except as described on Schedule 5.3, the execution, delivery, and performance by each Seller of this Agreement does not and will not:  (i) conflict with or violate any provision of such Seller’s Governing Documents; (ii) violate any provision of any Legal Requirements; (iii) without regard to requirements of notice or lapse of time, conflict with, violate, result in a breach of, constitute a default under, accelerate, or permit the acceleration of the performance required by, any Contract or Encumbrance to which such Seller is a party or by which such Seller or the assets or properties owned or leased by it are bound or affected; (iv) result in the creation or imposition of any Encumbrance against or upon any of the Acquired Assets; or (v) require any consent, approval or authorization of, or filing of any certificate, notice, application, report, or other document with, any Governmental Authority or other Person.

5.4  Assets; Title, Condition, and Sufficiency.

(a)  Each Seller has exclusive, good and marketable title to all of the Acquired Assets purported to be owned by such Seller, free and clear of all Encumbrances of any kind or nature, except (a) restrictions stated in the Acquired Governmental Permits, (b) Encumbrances disclosed on Schedule 5.4 which will be removed and released at or prior to Closing, and (c) Permitted Encumbrances.

(b)  The Acquired Assets are all the assets necessary to (i) permit Buyer to generate royalty revenues from the Business substantially as generated on the date of this Agreement in compliance with all Legal Requirements, (ii) operate the Company Owned Stores substantially as operated on the date of this Agreement, and (iii) to perform all the Assumed Liabilities.  Notwithstanding anything to the contrary contained herein, the parties hereby acknowledge and agree that the Sellers are not required to satisfy any minimum working capital requirement under this Agreement or, except as expressly required in Section 2.1(g), to deliver any working capital to Buyer, and that Buyer will need to obtain and/or provide working capital to satisfy the day-to-day operational needs of the Business from and after the Closing.

(c)  Other than such defects that Sellers have informed Buyer of in writing, the Acquired Assets are in good and usable condition for their intended purpose, ordinary wear and tear excepted.

(d)  Notwithstanding anything to the contrary contained herein, the Sellers are not making any representation or warranty, nor shall the Sellers be deemed to have made any representation or warranty, with respect to the amount of royalties that may be generated from the Business following the Closing or with respect to the future financial viability of the Company Owned Stores or any franchised store.

5.5  Acquired Contracts.

(a)  Except for the Acquired Contracts, each Seller is not bound or affected by any of the following: (i) franchise Contracts; (ii) area development Contracts; (iii) Contracts granting any Person an Encumbrance on or against any of the Acquired Assets; (iv) Contracts limiting the freedom of such Seller to engage or compete in any activity, or to use or disclose any information in their possession; (v) Contracts pertaining to the use by such Seller of any Intellectual Property of any other Person, or the Acquired Intellectual Property by any other Person; or (vi) Contracts that require payment of any kind to such Seller.

(b)  Each Seller has delivered to Buyer true and complete copies of each of the Acquired Contracts to which such Seller is a party, including any amendments thereto (or, in the case of oral Acquired Contracts, true and complete written summaries thereof), and true and complete copies of all standard form Contracts included in the Acquired Contracts.  Except as described in Schedule 5.5: (i) each of the Acquired Contracts is valid, in full force and effect, and enforceable in accordance with its terms against the parties thereto other than such Seller, subject to laws of general application in effect affecting creditors’ rights and subject to the exercise of judicial discretion in accordance with general equitable principles, and such Seller has fulfilled when due, or has taken all action necessary to enable it to fulfill when due, all of its obligations thereunder; (ii) there has not occurred any default (without regard to lapse of time, the giving of notice, the election of any Person other than such Seller, or any combination thereof) by such Seller nor, to the knowledge of such Seller, has there occurred any default (without regard to lapse of time, the giving of notice, the election of such Seller, or any combination thereof) by any Person other than such Seller under any of the Acquired Contracts; and (iii) none of the Sellers nor, to the knowledge of any Seller, any other Person is in arrears in the performance or satisfaction of its obligations under any of the Acquired Contracts, and no waiver or indulgence has been granted by any of the parties thereto.

5.6  Litigation.  Except as set forth on Schedule 5.6, there is no Litigation pending or, to each Seller’s knowledge, threatened, or any Judgment outstanding, involving or affecting such Seller or all or any part of the Acquired Assets purported to be owned by such Seller.

5.7  Financial Statements.  Each Seller has delivered to Buyer correct and complete copies of such Seller’s (i) unaudited balance sheets and related statements of income, stockholders’ equity and cash flows for and as of the years ended December 31, 2012 and 2011, and (b) the unaudited balance sheet of such Seller as of September 30, 2013 and the related unaudited statement of income for the nine-month period then ended (collectively, the “Financial

Statements”).  The Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and fairly present in all material respects the financial position, results of operations and changes in financial position of such Seller as of the dates and for the periods indicated, subject in the case of the unaudited Financial Statements only to normal year-end adjustments (none of which will be material in amount) and the omission of footnotes.  Except as described on Schedule 5.7 or as disclosed by, or reserved against in, its most recent balance sheet included in the Financial Statements, such Seller does not have any liability or obligation, whether accrued, absolute, fixed or contingent (including liabilities for taxes or unusual forward or long-term commitments), that is or would be material to the business, results of operations or financial condition of such Seller, nor to such Seller’s knowledge does any aspect of its operations form a basis for any claim by a third party which, if asserted, could result in a liability not disclosed by or reserved against in such balance sheet.  Since the date of the most recent balance sheet included in the Financial Statements (i) such Seller has operated only in the ordinary course, (ii) such Seller has not sold or disposed of any assets other than in the ordinary course of business, (iii) there has been no material adverse change in, and no event has occurred which is likely, individually or in the aggregate, to result in any material adverse change in, the business, operations, assets, or condition (financial or otherwise) of such Seller, taken as a whole.

5.8  Tax Returns; Other Reports.  Except as set forth in Schedule 5.8:

(a)  Each Seller (i) has timely paid or caused to be paid all Taxes required to be paid by such Seller through the date hereof and as of the Closing (including any Taxes shown due on any Tax Return); and (ii) has filed or caused to be filed in a timely and proper manner (within any applicable extension periods) all Tax Returns required to be filed by such Seller with the appropriate Governmental Authority in all jurisdictions in which such Tax Returns are required to be filed (and all Tax Returns filed on behalf of such Seller were complete and correct).

(b)  Each Seller has previously delivered true, correct and complete copies of all federal Tax Returns filed by or on behalf of such Seller through the date of this Agreement for the period ending December 31, 2009 and for all subsequent periods through December 31, 2012.

(c)  No Seller has been notified by the Internal Revenue Service or any other Governmental Authority that any issues have been raised (and no such issues are currently pending) by the Internal Revenue Service or any other taxing authority in connection with any Tax Return filed by or on behalf of such Seller; there are no pending Tax audits and no extensions or waivers of statutes of limitations have been given or requested with respect to such Seller; no Tax liens have been filed against such Seller except for liens for current Taxes not yet due and payable; and no unresolved deficiencies or additions to Taxes have been proposed, asserted, or assessed against such Seller.

(d)  No claim has been made within the last three years by any Governmental Authority in a jurisdiction in which a Seller does not file Tax Returns that such Seller is or may be subject to taxation by that jurisdiction.

5.9  Compliance with Legal Requirements.

(a)  The ownership and use of the Acquired Assets as they are currently owned and used and the conduct of the Business by each Seller as it is currently conducted do not violate any Legal Requirement in any material respect.  No Seller has received any notice claiming a violation by such Seller of any Legal Requirement applicable to such Seller, and to such Seller’s, knowledge there is no basis for any claim that such a violation exists which has not been remedied.

(b)  Other than the Acquired Governmental Permits, there are no other franchises, approvals, authorizations, permits, licenses, casements, registrations, qualifications, leases, variances, permissions, consents and similar rights obtained from any Governmental Authority that are required to own, maintain and operate the Acquired Assets or conduct the Business as currently conducted by Sellers. Each Seller has delivered to Buyer complete and correct copies of the Acquired Governmental Permits held by such Seller.  The Acquired Governmental Permits are currently in full force and effect and are valid under all applicable Legal Requirements according to their terms.  There is no legal action, governmental proceeding or investigation, pending or, to the Seller’s knowledge, threatened, to terminate suspend or modify any Acquired Governmental Permit and each Seller is in compliance in all material respects with the terms and conditions of all the Acquired Governmental Permits held by such Seller and with other applicable requirements of all Governmental Authorities relating to such Acquired Governmental Permits, including all requirements for notification, filing, reporting, posting and maintenance of logs and records.

5.10  Intellectual Property.

(a)  All Acquired Intellectual Property is described on Schedule 2.1(b), but with unregistered Intellectual Property described only in general terms.  All of the patents, copyrightable works, trademarks, and service marks that have been registered, or for which an application for registration is pending, by Seller or its designee in the U. S. and/or in any foreign jurisdiction are listed on Schedule 2.1(b), along with the country of registration and registration number, or the country in which the application was filed and the application number.

(b)  The activities of each Seller do not infringe, misappropriate, or otherwise misuse any rights to Intellectual Property of other Persons.  Except as set forth on Schedule 5.10(b), the validity of the Acquired Intellectual Property, and the title or other rights thereto of each Seller, have not been challenged or questioned in any Litigation to which such Seller is a party, nor, to such Seller’s knowledge, is any such Litigation threatened.  To each Seller’s knowledge, there is no unauthorized use, infringement, misappropriation or other misuse by other Persons of any Acquired Intellectual Property purported to be owned by such Seller.  The Acquired Intellectual Property includes all Intellectual Property necessary to generate royalty revenues from the Business as currently generated by the Business, without infringing any Intellectual Property of each Seller or any other Person.

(c)  There has been no act or omission by any Seller or by such Seller’s employees, duly authorized attorneys or agents, as the case may be, or any other fact, which makes or will make invalid or unenforceable any otherwise valid and enforceable rights of such

Seller in any of the Acquired Intellectual Property (by assignment or otherwise), or which negates or will negate the right to the issuance by such Seller of any of the Acquired Intellectual Property.

(d)  No Seller holds any patents or patent applications.

(e)  Each item of Acquired Intellectual Property is either: (i) owned solely by Sellers free and clear of any Encumbrances, or (ii) rightfully used and authorized for use by Sellers and its successors pursuant to a valid and enforceable written license.

(f)  Schedule 5.10(f) sets forth a complete and accurate listing of (i) all licenses, sublicenses, covenants not to sue, settlements, forbearances and other agreements as to which each Seller is a party and pursuant to which each Seller grants or otherwise permits any other Person to use any Intellectual Property (“Outbound Intellectual Property Licenses”), and (ii) all licenses, sublicenses, covenants not to sue, settlements, forbearances and other agreements as to which each Seller is a party and pursuant to which each Seller is authorized or otherwise permitted to use any other Person’s Intellectual Property (“Inbound Intellectual Property Licenses”). Each of the Inbound Intellectual Property Licenses and the Outbound Intellectual Property Licenses (together “Intellectual Property Licenses”) is valid and binding on such Seller party thereto, and, to the knowledge of such Seller, all other parties thereto and enforceable in accordance with its terms, and, to the knowledge of such Seller, there exists no event or condition that does or will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by any party thereunder. Each Seller is in compliance with, and has not breached any term of any such Intellectual Property Licenses and, to the knowledge of such Seller, all other parties to such Intellectual Property Licenses are in compliance with, and have not breached any term of, such Intellectual Property Licenses. Following the Closing Date, Buyer and its subsidiaries will be permitted to exercise all of Sellers’ rights under such Intellectual Property Licenses to the same extent Sellers would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Seller would otherwise be required to pay.

(g)  Each Seller has secured valid written assignments from all consultants, employees and other third parties who contributed to the creation or development of Intellectual Property for such Seller (“Creators”) of the rights to such contributions that such Seller does not already own by operation of law, pursuant to which such Seller is the sole owner of all such contributions, including all rights therein. The Creators have not made any filings for or, to the knowledge of such Seller, otherwise taken any steps to secure or acquire any rights to Intellectual Property inconsistent with the assignments referred to in this Section 5.10(g). No third party, including any former employer of any Creator, has any claim to any right, title or interest in any Acquired Intellectual Property that is inconsistent with the assignment to such Seller by such Creator described in this Section 5.10(g), nor has any third party made any filings or taken any other actions inconsistent with such assignment.

(h)  No current or former shareholder, manager, partner, director, officer, employee, agent or distributor of Sellers or any of Sellers’ predecessors in interest will, after the consummation of the transactions contemplated by this Agreement, own or retain any rights in, to, or under any of the Acquired Intellectual Property.

5.11  Employee Benefit Plans. None of Sellers or any Seller ERISA Affiliate sponsors, maintains or contributes to or, at any time during the last six years, has sponsored, maintained or contributed to (or been obligated to sponsor, maintain or contribute to), nor does Seller or any Seller ERISA Affiliate have any liability with respect to, any "multiemployer plan," as defined in Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code, that covers (or covered) employees of Sellers.

5.12  Environmental Matters. To the knowledge of the Sellers, each Seller is currently and has been at all times during the past five (5) years in compliance in all material respects with, and has no material liabilities under, any and all Environmental Laws, and has not received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.  To the knowledge of the Sellers, there are no facts, events, conditions or circumstances that could result in a liability to Seller pursuant to Environmental Laws.

5.13  Books and Records.  All of the books, records, and accounts of each Seller are in all material respects true and complete, are maintained in accordance with good business practice, accurately present and reflect in all material respects all of the transactions therein described, and are reflected accurately in the Financial Statements.

5.14  Securities Matters.

(a)  Each Seller agrees that such Seller was in a position to obtain information from Buyer that has enabled it to evaluate its investment in Buyer. Such Seller has had an opportunity to ask questions of and obtain additional information from the officers of Buyer concerning the business and financial condition of Buyer and its anticipated business.

(b)  In the transaction subject to this Agreement, each Seller is acquiring the Common Stock for its own account for investment purposes, and not with a view to distribution.

(c)  Each Seller acknowledges that Buyer has not registered with the SEC or any state agency any of the Common Stock that will be issued to such Seller as part of the Purchase Price. As such, it constitutes restricted securities.

(d)  Each Seller acknowledges (1) that Buyer has sustained losses in the past; (2) that there can be no assurance that net income will be realized by Buyer or its Affiliates; and (3) as such, there can be no assurance that such Seller will receive any return on its investment.

(e)  Each Seller understands that there is no assurance that Buyer will achieve any net income that is passed on to such Seller. Such Seller is an entity that is able to bear the economic risk of an investment in the Common Stock of Buyer. In making this statement, such Seller has considered whether it could afford to hold the Common Stock for an indefinite period and whether, at this time, it could afford a complete loss of its investment.

(f)  Each Seller understands and acknowledges that although the Common Stock it receives as part of the Purchase Price might be able to be transferred without registration under the Act, any such transfer may be subject to registration under applicable state securities laws. Such Seller agrees that it will not sell or otherwise transfer that Common Stock unless it is registered, or unless an exemption from any federal and state registration requirements are available to the satisfaction of Buyer. Such Seller agrees that the certificate(s) evidencing that Common Stock can contain a restrictive legend, in a form the same as or similar to the following:

“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Act”), or under the comparable provisions of the securities laws of any state or other jurisdiction; and are therefore “restricted securities” as defined in Rule 144 under the Act. The shares may not be offered for sale, sold, or otherwise transferred except pursuant to an effective registration statement under the Act and other applicable laws, or pursuant to an exemption from registration under the Act and other applicable laws, the availability of which is to be established to the satisfaction of the corporation.”

(g)  Each Seller agrees that the Common Stock acquired by such Seller as part of the Purchase Price will not be resold, or offered for resale, or otherwise transferred by such Seller for a period of at least six months after the Closing Date.

(h)  EACH SELLER ACKNOWLEDGES AND AGREES THAT NEITHER BUYER, NOR ANY OF ITS DIRECTORS, OFFICERS, EMPLOYEES, REPRESENTATIVES, OR AGENTS MAKES ANY REPRESENTATIONS OR WARRANTIES (1) CONCERNING THE PAST PERFORMANCE OF BUYER OR ITS AFFILIATES AND THEIR RESPECTIVE BUSINESSES, EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT; OR (2) CONCERNING THE FUTURE PERFORMANCE OF BUYER OR ITS AFFILIATES AND THEIR RESPECTIVE BUSINESSES.

5.15  Disclosure.  No representation or warranty by Sellers in this Agreement or in any Schedule or Exhibit of this Agreement, or any statement, list or certificate furnished or to be furnished by Sellers pursuant to this Agreement, contains or will contain any untrue statement of material fact, or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which made.

5.16  No Other Representations and Warranties. THE REPRESENTATIONS AND WARRANTIES BY THE SELLERS CONTAINED HEREIN AND IN ANY OF THE CERTIFICATES DELIVERED PURSUANT HERETO CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE SELLERS TO BUYER IN CONNECTION WITH THIS AGREEMENT, AND BUYER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESSED OR IMPLIED (INCLUDING, WITHOUT LIMITATION, ANY RELATING TO THE FUTURE OR HISTORICAL OPERATIONS OF THE BUSINESS OR THE ACQUIRED ASSETS OR THE QUALITY, QUANTITY OR CONDITION OF THE ACQUIRED ASSETS) ARE SPECIFICALLY

DISCLAIMED BY THE SELLERS.  OTHER THAN THE REPRESENTATIONS AND WARRANTIES BY THE SELLERS CONTAINED HEREIN, IN THE TRANSACTION DOCUMENTS AND IN ANY OF THE CERTIFICATES DELIVERED PURSUANT HERETO, THE SELLERS DO NOT MAKE OR PROVIDE, AND THE BUYER HEREBY WAIVES, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THIS AGREEMENT. NOTHING HEREIN SHALL BE DEEMED TO AFFECT ANY REPRESENTATION OR WARRANTY MADE BY ANY SELLER PURSUANT TO ANY TRANSACTION DOCUMENT OR ANY OTHER AGREEMENT OR INSTRUMENT DELIVERED PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT.

ARTICLE 6
Certain Covenants

6.1  Press Releases.  Except as required by applicable Legal Requirements, neither Sellers, on the one hand, nor Buyer, on the other hand, shall make any press release or public announcement or statement with respect to the transactions contemplated by this Agreement without the prior written consent and approval of the other, which consent will not be unreasonably withheld.  The parties hereto shall consult with and cooperate with the other parties hereto with respect to the content and timing of all press releases and other public announcements or statements, and any oral or written statements to Sellers’ employees concerning this Agreement and the transactions contemplated hereby.

6.2  Cooperation.  In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement or any Transaction Document and the transactions contemplated herein and therein, each party hereto will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the requesting party’s cost and expense (unless the requesting party is entitled to indemnification therefor under Article 8 below).

6.3  Confidentiality.  Each Seller, each of their respective Affiliates, and each shareholder, member, corporate director, officer, limited liability company manager and representatives of each Seller (each of the foregoing, a “Restricted Party”), shall treat and hold confidential any information concerning the Business, the Acquired Assets or the related affairs of Sellers that is not already generally available to the public, including the existence and terms of this Agreement (collectively, “Confidential Information”), refrain from using any of the Confidential Information except in connection with this Agreement and the Transaction Documents, and deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information that are in his, her, or its possession.  In the event any Restricted Party is requested or required pursuant to oral or written question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process to disclose any Confidential Information, then he, she, or it shall notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6.3.  If, in the absence of a protective order or the receipt of a waiver under this Agreement, any Restricted Party is, on the advice of counsel, compelled to disclose any

Confidential Information to any tribunal or else stand liable for contempt, then he, she, or it may disclose the Confidential Information to the tribunal; provided, however, that he, she, or it shall use his, her, or its reasonable best efforts to obtain, at the reasonable request of Buyer, an order or other assurance that confidential treatment is accorded to such portion of the Confidential Information required to be disclosed as Buyer may designate.

6.4  Non-Competition and Non-Solicitation Covenants.

(a)  During the period which shall commence as of the Closing and shall terminate on the fifth anniversary of the Closing Date (the “Restricted Period”), no Restricted Party shall:

(i)  Anywhere in the Business Area, directly or indirectly (including through any Affiliate of any Restricted Party), compete with the Business, conduct a business similar to the Business, or own, manage, operate, control, be employed or retained by, provide services to, engage or participate in, advise, aid or be connected as an owner, partner, principal, sales representative, advisor, member of the board of directors of, employee of or consultant of, any Competitor.

(ii)  Invest in, or otherwise provide or assist in providing financing to, any Competitor.

(iii)  Directly or indirectly (including through any Affiliate of any Restricted Party), (A) solicit, induce or attempt to induce any franchisee, customer, supplier or other third party to cease doing business in whole or in part with Buyer or any of its Affiliates with respect to the Business; (B) attempt to limit or interfere with any agreement or relationship existing between Buyer or any of its Affiliates with respect to the Business with any franchisee, customer, supplier or other third party; (C) disparage or take any actions that are harmful to the business reputation of the Business, Buyer, or any of its Affiliates (or their respective management teams) or (D) acquire or attempt to acquire any business that Buyer or any of its Affiliates has identified to any Restricted Party as, or the Restricted Party otherwise learns is, a potential acquisition target (an “Acquisition Target”) or take any action to induce or attempt to induce any Acquisition Target to complete any acquisition, investment or other similar transaction with any other Person other than Buyer or any of its Affiliates; provided, however, that such prohibition shall not restrict the Sellers, or any one of them, from enforcing and/or defending their rights under this Agreement or any Transaction Document.

(iv)  Hire, retain, employ, or engage any employee, contractor, or consultant of Buyer or any of its Affiliates, or induce or attempt to induce any such employee, contractor, or consultant to leave his, her, or its position or in any way interfere with the relationship between Buyer or any of its Affiliates and any of their respective employees, contractors, or consultants; provided, however, that nothing set forth herein or in any other Transaction Document shall prohibit any Seller or any of their respective Affiliates from hiring, retaining, employing or engaging any individual who worked as a corporate office employee of any Seller as of the Closing Date, which employees are set forth on Schedule 6.4(a) hereto.

(b)  Each Restricted Party agrees that each covenant in this Section 6.4 is reasonable with respect to its duration, geographical area, and scope.  Each Restricted Party also acknowledges and agrees that (i) this Section 6.4 is reasonable and necessary to protect and preserve Buyer’s and the Business’s legitimate business interests and the value of the Business, and to prevent an unfair advantage from being conferred on any Restricted Party; and (ii) Sellers (in addition to any responsibility owed by any Restricted Party that commits a breach hereunder) shall be responsible for any breach of this Section 6.4 by any Restricted Party.

(c)  Notwithstanding the foregoing provisions of this Section 6.4 and the restrictions set forth therein, (i) a Restricted Party may own securities in any Competitor that is a publicly-held corporation, but only to the extent that the Restricted Party does not own, of record or beneficially, more than one percent of the outstanding beneficial ownership of any such Competitor, (ii) a Restricted Party may sell, lease, license, or otherwise transfer to any Person any of the Excluded Assets, and (iii) a Restricted Party may conduct business with any supplier or other vendor that provided goods and/or services to any Seller prior to the Closing Date, so long as such business does not compete with, interfere with or adversely affect the Business; provided that, in the case of either of clause (i), (ii), or (iii), such Restricted Party is otherwise in compliance with the terms hereof and the terms of any confidentiality or non-disclosure agreement then in effect between any Restricted Party and Buyer or any of its Affiliates.

(d)  Each Restricted Party further agrees that due to the inadequate remedy at law and irreparable injury to Buyer or its Affiliates that may result from the violation of the  covenants contained in this Section 6.4, Buyer and its Affiliates are entitled to seek to enforce their rights and the obligations owed under this Section 6.4 not only by an action or actions for damages, but also by an action or actions for specific performance, temporary, preliminary, or permanent injunctive relief or other equitable relief in order to enforce or prevent any violations or breaches (whether anticipatory, continuing or future) of this Section 6.4 without the need to post any bond or other security.  Nothing herein contained shall be construed as prohibiting Buyer or any of its Affiliates from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from the breaching party.  Each Restricted Party further agrees that the Restrictive Period shall be extended by an amount of time equal to the time that such Restricted Party was in breach of this Section 6.4.  If any court of competent jurisdiction determines that any of the covenants and agreements contained in this Section 6.4, or any part hereof, are unenforceable because of the character, duration or geographic scope of such provision, such court shall have the power to modify the duration or scope of such provision, as the case may be, and, in its modified form, such provision shall then be enforceable to the maximum extent permitted by applicable law.  Notwithstanding anything to the contrary contained herein, the parties hereby acknowledge and agree that each of Roi Shlomo and Tom Taicher shall be responsible for their individual compliance with the restrictive covenants set forth in this Section 6.4, neither shall be responsible the other’s breach of such restrictive covenants, and in no event whatsoever shall either Roi Shlomo or Tom Taicher be liable for damages, whether monetary in nature or otherwise, for the other’s breach hereof.

6.5  Names and Logos.  Immediately following Closing, each Seller shall change its corporate name to remove any reference to the name “Yogli Mogli” or any other trade name used by such Seller or any name derived from or confusingly similar to any such names.  As promptly as practicable following the Closing Date, each Seller shall file in all jurisdictions in which it is qualified to do business any documents necessary to reflect such change of name or to terminate its qualification therein.  In connection with enabling Buyer to use the current corporate name of each Seller, such Seller shall deliver to Buyer all consents related to such change of name as may be requested by Buyer and shall otherwise cooperate with Buyer.  From and after the Closing Date, each Seller shall immediately cease the use (in any format or medium) of such name or any variations thereof for all business purposes whatsoever (except that such name may be referred to as a former name in any Tax or other filing required to be made with any Governmental Authority).  Immediately following Closing, each Seller shall remove from the Excluded Assets all names, service marks, service names, logos, and similar proprietary rights included in the Acquired Assets.

6.6  Franchisee Sales Data.  Sellers shall provide Buyer with franchisee sales data if requested by Buyer at any time up to thirty (30) days after the Closing Date.

ARTICLE 7
Closing

7.1  Closing; Time and Place.  The closing of the transactions contemplated by this Agreement (“Closing”) shall take place on the date of this Agreement (the “Closing Date”), at the offices of Perkins Coie LLP, 1900 Sixteenth Street, Suite 1400, Denver, Colorado 80202, at a time mutually determined by Seller and Buyer.

7.2  Sellers’ Obligations.  At Closing, Sellers shall deliver or cause to be delivered the following, and take the following actions:

(a)  Bill of Sale and Assignment.  To Buyer, an executed Bill of Sale and Assignment in the form of Exhibit 7.2(a).

(b)  Intellectual Property Assignment Agreement.  To Buyer, an executed Intellectual Property Assignment Agreement in the form of Exhibit 7.2(b).

(c)  Evidence of Corporate Actions.  To Buyer, certified limited liability company resolutions, or other evidence reasonably satisfactory to Buyer, that each Seller has taken all action necessary to authorize the execution of this Agreement, the Transaction Documents, and the consummation of the transactions contemplated by this Agreement and the Transaction Documents.

(d)  Required Consents.  To Buyer, evidence, in form and substance satisfactory to Buyer, that there have been obtained all consents, approvals and authorizations required for the consummation of the transactions contemplated by this Agreement.

(e)  Releases of Encumbrances.  To Buyer, releases, in form and substance satisfactory to Buyer, of all Encumbrances affecting any of the Acquired Assets other than Permitted Encumbrances.

(f)  Termination of Employees.  Terminate all of Seller’s employees who work solely or primarily at the Company Owned Stores, as of the close of business on the Closing Date.

(g)  Other.  Such other documents and instruments as shall be necessary to effect the intent of this Agreement and consummate the transactions contemplated hereby.

7.3  Buyer’s Obligations.  At Closing, Buyer shall deliver or cause to be delivered the following:

(a)  Purchase Price.  To each Seller, Seller’s Applicable Percentage of (i) the Cash Amount, by wire transfer of immediately available funds to an account or accounts designated by Seller in writing, and (ii) subject to Section 3.4, the Share Consideration.

(b)  Assumption Agreement.  To Sellers, an executed Assumption Agreement in the form of Exhibit 7.3(b).

(c)      Evidence of Corporate Actions.  To Sellers, certified corporate resolutions of Buyer, or other evidence reasonably satisfactory to Sellers that Buyer has taken all action necessary to authorize the execution of this Agreement, the Transaction Documents, and the consummation of the transactions contemplated by this Agreement and the Transaction Documents.

(d)  Other.  Such other documents and instruments as shall be necessary to effect the intent of this Agreement and consummate the transactions contemplated hereby.

7.4  Possession of Acquired Assets; Risk of Loss.  Possession by Buyer of the Acquired Assets will occur immediately after the close of business on the Closing Date. Each Seller assumes the risk of damage to or loss of the Acquired Assets until the close of business on the Closing Date. Buyer assumes the risk of damage to or loss of the Acquired Assets after the close of business on Closing Date.

ARTICLE 8
Indemnification

8.1  Indemnification by Sellers.  From and after Closing, each Seller shall jointly and severally indemnify and hold harmless Buyer, its Affiliates, officers and directors, employees, agents, and representatives, and any Person claiming by or through any of them, as the case may be (each, a “Buyer Indemnitee”), from and against any and all Losses arising out of or resulting from:

(a)  any representations and warranties made by Sellers in this Agreement not being true and accurate when made or when required by this Agreement to be true and accurate;

(b)  any failure by Sellers to perform any of its covenants, agreements, or obligations in this Agreement;

(c)  the activities and operations of Sellers prior to Closing;

(d)  the employment by Sellers of, or services rendered to it by, any finder, broker, agency, or other intermediary, in connection with the transactions contemplated hereby, or any allegation of any such employment or services;

(e)  any Excluded Assets or Excluded Liabilities;

(f)  any non-compliance of Sellers with applicable state or other Legal Requirements relating to bulk sales or transfer in bulk in connection with the transactions contemplated hereby;

(g)  Taxes of Sellers (collectively, with all other indemnification obligations of the Sellers contained in this Section 8.1, the “Section 8.1 Indemnified Claims”); and

(h)  any New Store Expenses.

If, by reason of the claim of any third party relating to any of the matters subject to such indemnification, an Encumbrance, attachment, garnishment, or execution is placed or made upon any of the properties or assets owned or leased by Buyer, in addition to any indemnity obligation of each Seller under this Section 8.1, each Seller shall be obligated to furnish a bond sufficient to obtain the prompt release of such Encumbrance, attachment, garnishment or execution within five days from receipt of notice relating thereto.

8.2  Indemnification by Buyer.  From and after Closing, Buyer shall indemnify and hold harmless Sellers and their Affiliates, and their respective officers and directors, employees, agents, and representatives, and any Person claiming by or through any of them, as the case may be (each, a “Seller Indemnitee”), from and against any and all Losses arising out of or resulting from:

(a)  any representations and warranties made by Buyer in this Agreement not being true and accurate when made or when required by this Agreement to be true and accurate;

(b)  any failure by Buyer to perform any of its covenants, agreements, or obligations in this Agreement;

(c)  the activities of Buyer and operation of the Acquired Assets by Buyer following Closing;

(d)  the Assumed Liabilities; and

(e)  the employment by Buyer of, or services rendered to it by, any finder, broker, agency, or other intermediary, in connection with the transactions contemplated hereby, or any allegation of any such employment or services (collectively, with all other indemnification obligations of the Buyer contained in this Section 8.2, the “Section 8.2 Indemnified Claims”).

8.3  Procedure for Indemnified Third Party Claim.  If a party desires indemnification by the other party, promptly after receipt by a Buyer Indemnitee or a Seller Indemnitee (each an “Indemnitee”) of written notice of the assertion or the commencement of any Litigation with respect to any matter referred to in Section 8.1 or Section 8.2, as applicable, the Indemnitee shall give written notice thereof to the other party (such other party, whether Buyer or Seller, the “Indemnifying Party”), and thereafter shall keep the Indemnitee reasonably informed with respect thereto; provided, however, that failure of the Indemnitee to give notice as provided herein shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party is prejudiced thereby.  If any Litigation is commenced against any Indemnitee by a third party, the Indemnifying Party shall be entitled to participate in such Litigation and, at the Indemnifying Party’s option, assume the defense thereof with counsel reasonably satisfactory to the Indemnitee, at the Indemnifying Party’s sole expense; provided, however, that the Indemnifying Party shall not have the right to assume the defense of any Litigation if (i) the Indemnitee shall have one or more legal or equitable defenses available to it which are different from or in addition to those available to the Indemnifying Party, and, in the reasonable opinion of the Indemnitee, counsel for the Indemnifying Party could not adequately represent the interests of the Indemnitee because such interests could be in conflict with those of the Indemnifying Party, (ii) such Litigation is reasonably likely to have a material adverse effect on any other matter beyond the scope or limits of the indemnification obligation of the Indemnifying Party, or (iii) the Indemnifying Party shall not have assumed the defense of the Litigation in a timely fashion (but in any event within thirty days of notice of such Litigation).  If the Indemnifying Party assumes the defense of any Litigation, the Indemnitee shall be entitled to participate in any Litigation at its sole expense, and the Indemnifying Party shall not settle such Litigation unless the settlement shall include as an unconditional term thereof the giving by the claimant or the plaintiff of a full and unconditional release of the Indemnitee from all liability with respect to the matters that are subject to such Litigation, or otherwise shall have been approved reasonably by the Indemnitee.

8.4  Payment of Indemnification Amounts.  Amounts payable pursuant to Section 8.1 or Section 8.2 shall be payable by the Indemnifying Party as incurred by the Indemnitee, and shall bear interest at the Prime Rate from the date the Losses for which indemnification is sought were incurred by the Indemnitee until the date of payment of indemnification; provided, however, that any amounts owing from any Seller pursuant to Section 8.1 will made in cash and from the cancellation and retirement of Share Consideration held by the Sellers, in the same proportion as the Cash Amount and the Share Consideration are to the Purchase Price, in an aggregate amount equal to the amount of such outstanding indemnification payment, and thereafter will be made directly by the Sellers in accordance with the terms herein.  For purposes of this Section 8.4, the Share Consideration will be valued at an amount equal to the average of the highest and lowest reported sales prices of Buyer’s Common Stock on the OTCQB operated by the OTC Markets Group for the twenty (20) trading days immediately preceding the date on which such indemnification payment becomes due and payable, as reported by Bloomberg Financial L.P., or another authoritative source mutually acceptable to the parties.

8.5  Survival of Representations and Warranties.  The warranties set forth in Sections 4.1, 4.2, 4.3, 5.1, 5.2, 5.3, 5.4(a), and 5.4(b) (collectively, the “Exempt Representations and Warranties”) shall survive Closing indefinitely.  The warranties set forth in Section 5.8 (the “SOL Representations and Warranties”) shall survive Closing until expiration of the applicable statute of limitations.  All other warranties of the parties set forth in Article 4 and Article 5 shall survive Closing for a period of eighteen (18) months.  An Indemnifying Party’s indemnification obligations with respect to fraud or intentional misrepresentation by such Indemnifying Party shall survive indefinitely.  It is the express intent of the parties that, if the applicable survival period for an item as contemplated by this Section 8.5 (the “Applicable Survival Period”) is longer or shorter than the statute of limitations that would otherwise have been applicable to such item, then absent fraud, by contract the applicable statute of limitations with respect to such items shall be increased or reduced, as applicable, to the extended or shortened survival period contemplated hereby.  The parties further acknowledge that the Applicable Survival Periods set forth in this Section 8.5 for the assertion of claims under this Agreement are the result of arm’s-length negotiation among the parties and that they intend for the time periods to be enforced as agreed herein by the parties.

8.6  Limitations on Liability.  Notwithstanding any other provisions of this Agreement or any of the Transaction Documents to the contrary:

(a)  No Seller shall have any liability for Section 8.1 Indemnified Claims to the extent (i) insurance proceeds (including proceeds from title insurance) in respect of such claims are actually received by the Buyer Indemnitees, net of all actual and reasonable expenses incurred by them in recovering such proceeds from the insurance carrier, or (ii) the Buyer Indemnitees actually receive indemnification or recovery of damages from a third party for such claims, net of all reasonable expenses incurred by them in recovering such indemnification or recovery of damages from the third party.

(b)  All amounts paid by or on behalf of the Sellers as indemnification shall be treated as adjustments to the Purchase Price, except as required by applicable Law.

(c)  The parties shall be entitled to pursue without limitation any rights or remedies they may have with respect to claims based upon fraud or actions that are intended to further the commission of a fraud, whether under this Agreement, at law or in equity.

(d)  No Seller will have any liability to any Buyer Indemnitee under Section 8.1(a) unless and until the Buyer Indemnitees shall have incurred on a cumulative basis Losses exceeding Ten Thousand and 00/100 Dollars ($10,000.00) (the “Basket”), at which point the Sellers shall be jointly and severally liable for all Losses incurred by the Buyer Indemnitees from the first dollar up to and in excess of the amount of the Basket (such amount intended to be a threshold and not a deductible); provided, however, the Basket shall not apply to any Losses incurred or suffered by any of them arising out of or resulting from (i) any breach by any Seller of any Exempt Representations and Warranties or any SOL Representations and Warranties or (ii) claims based upon Sellers’ fraud, fraudulent actions or intentional misrepresentation.

(e)  The Buyer will not have any liability to the Seller Indemnitees under Section 8.2 until the Seller Indemnitees shall have incurred on a cumulative basis Losses exceeding the Basket, at which point the Buyer shall be liable for all Losses incurred by the Seller Indemnitees in excess of the amount of the Basket; provided, however, the Basket shall not apply to any Losses incurred or suffered by any of them arising out of or resulting from (i) any breach by Buyer of any Exempt Representation and Warranties or (ii) claims based upon Buyer’s fraud, fraudulent actions or intentional misrepresentation.

(f)  The maximum aggregate liability of the Sellers to the Buyer Indemnitees with respect to claims under Section 8.1(a) will be limited to an amount equal to Five Hundred Eighty-Seven Thousand Five Hundred and 00/100 Dollars ($587,500) (the “Cap”); provided, however, the Cap shall not apply to any Losses incurred or suffered by any of them and arising out of or resulting from (i) any breach by the Sellers of any Exempt Representations and

Warranties or any SOL Representations and Warranties, or (ii) claims based upon fraud, fraudulent actions or intentional misrepresentation.

(g)  The maximum aggregate liability of the Buyer to the Seller Indemnitees with respect to claims under Section 8.2(a) will be limited to Cap; provided, however, such limitation shall not apply to any Losses incurred or suffered by any of them and arising out of or resulting from (i) any breach by the Buyer of any Exempt Representations and Warranties or any SOL Representations and Warranties, or (ii) claims based upon fraud, fraudulent actions or intentional misrepresentation.

8.7  Knowledge and Investigation.  All representations, warranties, covenants, obligations, agreements and indemnities of Sellers contained in this Agreement and in the Transaction Documents shall be deemed material and relied upon by Buyer and the Indemnitees, regardless of any knowledge or investigation or any representation made by Buyer, and none will be waived by any failure to pursue any action or consummation of the transactions contemplated by this Agreement.

8.8  Exclusive Remedy.  Except with respect to an action based upon an allegation of fraud or with respect to which equitable relief is sought (and solely to the extent such action is based on the allegation of fraud or seeks equitable relief) or as otherwise provided in this Agreement, the provisions of this Article 8 constitute the exclusive remedy of the parties hereto with respect to the matters covered under Sections 8.1 and 8.2.

ARTICLE 9
Employee Matters; Transition Assistance

9.1  Buyer’s Access to Employees of Sellers. Sellers shall give representatives of Buyer access to Sellers’ employees who work solely or primarily at the Company Owned Stores, to interview them for possible employment with Buyer. Buyer has the right to hire, within two (2) days after the close of business on the Closing Date, any of Sellers’ employees who work solely or primarily at the Company Owned Stores, however, Buyer has no obligation to hire any of Sellers’ employees.

9.2  Termination of Employees by Sellers. Sellers will terminate, as of the close of business on the Closing Date, all of their employees who work solely at the Company Owned Stores.

9.3  Transition Assistance. During the first thirteen (13) weeks after the Closing Date, Sellers agree to make Roi Shlomo, Sellers’ CEO, available at no cost to Buyer during normal business hours, to provide operations and other assistance to Buyer’s representatives (the “Sellers’ Assistance”). If for any reason Roi Shlomo’s employment with Sellers is terminated (whether by Sellers or the employee) during such 13-week period, Sellers will make another employee of Sellers, with similar knowledge and skills as those possessed by Roi Shlomo, available to provide the Sellers’ Assistance to Buyer.  The Sellers’ Assistance shall be provided only via telephone and shall be limited to seven (7) hours per week during the first four (4) weeks after the Closing Date and shall be limited to five (5) hours per week during the fifth (5th) through thirteenth (13th) weeks after the Closing Date.  If for any reason Buyer requires Sellers’

Assistance other than via telephone and/or if Buyer requires more of Roi Shlomo’s time than is set forth in the immediately preceding sentence, then the parties shall first agree upon a mutually acceptable compensation package for Roi Shlomo.

ARTICLE 10
Miscellaneous Provisions

10.1  Expenses.  Except as otherwise provided in Section 10.12 or elsewhere in this Agreement, each of the parties shall pay its own expenses and the fees and expenses of its counsel, accountants, and other experts in connection with this Agreement.

10.2  Waivers.  No action taken pursuant to this Agreement, including any investigation by or on behalf of any party hereto, shall be deemed to constitute a waiver by the party taking the action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any party hereto of any condition or of a breach of another provision of this Agreement shall not operate or be construed as a waiver of any other condition or subsequent breach.  The waiver by any party of any of the conditions precedent to its obligations under this Agreement shall not preclude it from seeking redress for breach of this Agreement other than with respect to the condition so waived.

10.3  Notices.  All notices, requests, demands, applications, services of process, and other communications which are required to be or may be given under this Agreement or any Transaction Document shall be in writing and shall be deemed to have been duly given if sent by telecopy or facsimile transmission, or delivered by recognized overnight courier or mailed, certified first class mail, postage prepaid, return receipt requested, to the parties hereto at the following addresses:

To Sellers:

c/o Yogli Mogli Franchise LLC
6649 Roswell Rd. NE, Suite G
Atlanta, Georgia 30328
Attention: Tom Taicher

Copies (which shall not constitute notice):

Arnall Golden Gregory LLP
171 17th Street NW, Suite 2100
Atlanta, Georgia 30363
Facsimile:  (404) 873-8767
Attention: Michael D. Golden

To Buyer:

U-Swirl, Inc.
1175 American Pacific, Suite C

Henderson, Nevada 89074
Attention:  Ulderico Conte, Chief Executive Officer
Facsimile:  (702) 834-8444

Copies (which shall not constitute notice):

Rocky Mountain Chocolate Factory, Inc.
265 Turner Drive
Durango, Colorado 81303
Attention:  Bryan Merryman
Facsimile: (970) 382-2218

and

Perkins Coie LLP
1900 Sixteenth Street, Suite 1400
Denver, Colorado 80202
Attention:  Sonny Allison
Facsimile:  (303) 291-2400

or to such other address as any party shall have furnished to the other by notice given in accordance with this Section.  Such notice shall be effective when received.

10.4  Entire Agreement; Amendments.  This Agreement together with the other Transaction Documents embodies the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect thereto.  This Agreement may not be modified orally, but only by an agreement in writing signed by the party or parties against whom any waiver, change, amendment, modification, or discharge may be sought to be enforced.

10.5  Binding Effect; Assignment.  This Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors, heirs, and permitted assigns.  No party hereto may assign or delegate either this Agreement or any of its rights, interests, or obligations under this Agreement without the prior written consent of Buyer (in the case of an assignment by any Seller) or Sellers (in the case of an assignment by Buyer); provided, however, that Buyer may: (i) assign any or all of its rights and interests under this Agreement to one or more of its Affiliates; (ii) designate one or more of its Affiliates to perform its obligations under this Agreement (in any or all of which cases Buyer nonetheless will remain responsible for the performance of all of its obligations under this Agreement); or (iii) assign any of all of its rights, interests and obligations under this Agreement to its Affiliates.

10.6  Headings, Schedules, and Exhibits.  The section and other headings in this Agreement are for reference purposes only and will not affect the meaning of interpretation of this Agreement.  Reference to Schedules or Exhibits shall, unless otherwise indicated, refer to the Exhibits and Schedules attached to this Agreement, which shall be incorporated in and constitute a part of this Agreement by such reference.  Any item that could be deemed to be properly disclosable on more than one Schedule to this Agreement shall be deemed to be properly disclosed on all such Schedules if it is disclosed in reasonable detailed on any Schedule to the Agreement.

10.7  Counterparts.  This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together will be deemed to be one and the same instrument.  Facsimile or other electronic signatures will be valid to the same extent as original signatures.

10.8  Governing Law.  The validity, performance, and enforcement of this Agreement and all Transaction Documents, unless expressly provided to the contrary, shall be governed by the laws of the State of Nevada, without giving effect to the principles of conflicts of law of such state.

10.9  Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction does not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

10.10  Third Parties; Joint Ventures.  Except as set forth in Section 6.4 and Article 8, this Agreement does not confer any rights or remedies upon any Person other than the parties hereto and their respective successors, heirs, and permitted assigns.  Nothing in this Agreement, expressed or implied, is intended to or shall constitute the parties hereto partners or participants in a joint venture.

10.11  Construction.  This Agreement has been negotiated by Buyer and Sellers and their respective legal counsel, and legal or equitable principles that might require the construction of this Agreement or any provision of this Agreement against the party drafting this Agreement shall not apply in any construction or interpretation of this Agreement.

10.12  Attorneys’ Fees.  If any Litigation between Sellers, on the one hand, and Buyer, on the other hand, with respect to this Agreement or the transactions contemplated hereby shall be resolved or adjudicated by a Judgment of any court, the party prevailing under such Judgment shall be entitled, as part of such Judgment, to recover from the other party its reasonable attorneys’ fees and costs and expenses of litigation.

[Signature Page Follows]

Buyer and Sellers have executed this Agreement as of the date first written above.

SELLERS:

YOGLI MOGLI FRANCHISE LLC

By: /s/ Roi Shlomo
Name:     Roi Shlomo
Title:       Chief Executive Officer

YOGLI MOGLI LLC

By: /s/ Roi Shlomo
Name:     Roi Shlomo
Title:       Chief Executive Officer

YOGLI MOGLI NEWNAN LLC

By: /s/ Roi Shlomo
Name:     Roi Shlomo
Title:       Chief Executive Officer

YOGLI MOGLI ENTERPRISES LLC

By: /s/ Roi Shlomo
Name:     Roi Shlomo
Title:       Chief Executive Officer

YOGLI MOGLI WHEATON LLC

By: /s/ Roi Shlomo
Name:     Roi Shlomo
Title:       Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

BUYER:

U-SWIRL, INC.

By:  /s/ Ulderico Conte
Name:       Ulderico Conte
Title:         Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

EXHIBIT A

Definitions

Unless the context otherwise requires, the terms defined in this Exhibit A shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined.

“Acquired Assets” has the meaning given in Section 2.1.

“Acquired Contracts” has the meaning given in Section 2.1(a).

“Acquired Governmental Permits” has the meaning given in Section 2.1(c).

“Acquired Intellectual Property” has the meaning given in Section 2.1(b).

“Acquisition Target” has the meaning given in Section 6.4(a).

“Affiliate” means with respect to any Person, any other Person controlling, controlled by or under common control with such Person, with “control” for such purpose meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise.

“Applicable Percentage” means, 68.0% with respect to YMF, 13.8% with respect to YM, 4.3% with respect to YMN, 4.3% with respect to YME and 9.6% with respect to YMW.

“Assumed Liabilities” has the meaning given in Section 2.3.

“Business” has the meaning given in the Recitals to the Agreement.

“Business Area” means anywhere in the world.

“Business Day” means any day other than Saturday, Sunday or a day on which banking institutions in Henderson, Nevada or New York, New York are required or authorized to be closed.

“Cash Amount” has the meaning given in Section 2.4.

“Closing” has the meaning given in Section 7.1.

“Closing Date” has the meaning given in Section 7.1.

“Company Owned Stores” means the Yogli Mogli stores located at (i) 6595 Roswell Road NE, Suite F, Sandy Springs, Georgia 30328, (ii) 228 Newnan Crossing Bypass, Newnan, Georgia 30265, (iii) 1403 Oxford Road, Atlanta, Georgia 30307, and (iv) 135 Denada Square East, Wheaton, Illinois 60189.

“Competitor” means any Person that, directly or indirectly, including through an Affiliate, competes with, is attempting to compete with, or conducts a business similar to, the Business.

“Common Stock” means the common stock , par value $0.001, of Buyer.

“Confidential Information” has the meaning given in Section 6.3.

“Contract” means any written contract, mortgage, deed of trust, bond, indenture, lease, license, note, franchise, certificate, option, warrant, right, or other instrument, document, obligation, or agreement, and any oral obligation, right, or agreement.

“Creators” has the meaning given in Section 5.10(g).

“Encumbrance” means any security agreement, financing statement filed with any Governmental Authority, conditional sale or other title retention agreement, any lease, consignment or bailment given for purposes of security, any lien, mortgage, indenture, pledge, option, encumbrance, adverse interest, constructive trust or other trust, claim, attachment, exception to or defect in title or other ownership interest (including but not limited to reservations, rights of entry, possibilities of reverter, encroachments, easement, rights-of-way, restrictive covenants leases, and licenses) of any kind, which otherwise constitutes an interest in or claim against property, whether arising pursuant to any Legal Requirement, Contract, or otherwise.

“Environmental Claim” means any action, order from any Governmental Authority, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Legal Requirement, and any order from a Governmental Authority or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.;

the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any permit, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made to Buyer pursuant to any Environmental Law.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Excluded Assets” has the meaning given in Section 2.2.

“Excluded Liabilities” has the meaning given in Section 2.3.

“Financial Statements” has the meaning given in Section 5.7.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Governing Documents” means with respect to each Seller, its articles of organization and operating or limited liability company agreement, in each case, in effect as of the Closing Date.

“Governmental Authority” means the United States of America, any state, commonwealth, territory, or possession thereof and any political subdivision or quasi-governmental authority of any of the same, including but not limited to courts, tribunals, departments, commissions, self-regulatory organizations and stock exchanges, boards, bureaus, agencies, counties, municipalities, provinces, parishes, and other instrumentalities.

“Inbound Intellectual Property Licenses” has the meaning given in Section 5.10(h).

“Indemnitee” has the meaning given in Section 8.1.

“Intellectual Property” means all (i) trademarks, trademark applications, service marks, service mark applications, trade and other marks and names (either registered, common law or registration applied for); (ii) copyright registrations and applications; (iii) patents, patent applications and patent rights; (iv) copyrights; (v) software and computer programs; (vi) domain names, email addresses and URL’s; and (vii) other technology or intellectual property rights of any kind or nature.

“Intellectual Property Licenses” has the meaning given in Section 5.10(h).

“Judgment” means any judgment, writ, order, injunction, award, or decree of any court, judge, justice, or magistrate, including any bankruptcy court or judge, and any order of or by any Governmental Authority.

“knowledge of Buyer” means that any of the officers, directors, managers, or members of Buyer has, or after due inquiry and investigation in the course of their normal job responsibilities should have, awareness or knowledge of such matter.

“knowledge of Sellers” means that any of officers, members or limited liability company managers of Seller has, or after due inquiry and investigation in the course of their normal job responsibilities should have, awareness or knowledge of such matter.

“Legal Requirements” means applicable common law and any statute, ordinance, code or other law, rule, regulation, order, technical or other standard, requirement, or procedure enacted, adopted, promulgated, applied, or followed by any Governmental Authority, including Judgments.

“Litigation” means any claim, action, suit, proceeding, arbitration, investigation, hearing, or other activity or procedure that could result in a Judgment.

“Losses” means any claims, losses, liabilities, damages, Encumbrances, penalties, costs, and expenses, including but not limited to interest which may be imposed in connection therewith, expenses of investigation, reasonable fees and disbursements of counsel and other experts, and the cost to any Person making a claim or seeking indemnification under this Agreement with respect to funds expended by such Person by reason of the occurrence of any event with respect to which indemnification is sought.

“New Store” has the meaning given in Section 2.2.

“New Store Expenses” means an amount equal to $6,500 with respect to the opening of each New Store, if any.

“Outbound Intellectual Property Licenses” has the meaning given in Section 5.10(h).

“Permitted Encumbrances” means (a) Encumbrances for water, sewage and similar charges and Taxes and assessments not yet due and payable; (b) mechanics’, workers’, and other similar liens arising or incurred in the ordinary course of business for amounts which are not delinquent; and (c) easements and rights of way for streets, alleys, highways, telephone lines, gas pipelines, power lines, railways and other easements and rights-of-way on, over or in respect of any real property, and servitudes, permits, licenses, surface leases, ground leases to utilities, municipal agreements, railway siding agreements and other similar matters of record.

“Person” means any natural person, Governmental Authority, corporation, general or limited partnership, joint venture, limited liability company, trust, association, or unincorporated entity of any kind.

“Prime Rate” means the rate announced from time to time by JPMorgan Chase Bank as its prime rate for loans to commercial customers.

“Purchase Price” has the meaning given in Section 2.4.

“Restricted Party” has the meaning given in Section 6.3.

“Restricted Period” has the meaning given in Section 6.4.

“SEC” has the meaning given in Section 4.8(a).

“SEC Documents” has the meaning given in Section 4.8(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller ERISA Affiliate” means any corporation, partnership, limited liability company, sole proprietorship, trade, business or other Person that, together with each Seller, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) or 4001(b)(1) of ERISA.

“Sellers’ Assistance” has the meaning given in Section 9.3.

“Share Consideration” means $200,000 of the Buyer’s Common Stock.  The Share Consideration will be valued at an amount equal to the average of the highest and lowest reported sales prices of Buyer’s Common Stock on the OTCQB operated by the OTC Markets Group for the twenty (20) trading days immediately preceding the date of this Agreement.

“Sublease” has the meaning given in Section 3.4.

“Tax Returns” means any return, report, information return or other document (including any related or supporting information) filed or required to be filed with or maintained or required to be maintained with any Governmental Authority with respect to Taxes.

“Taxes” means all levies and assessments of any kind or nature imposed by any Governmental Authority, including but not limited to all income, sales, use, ad valorem, value added, franchise, severance, net or gross proceeds, withholding, payroll, employment, excise, or property taxes, together with any interest thereon and any penalties, additions to tax, or additional amounts applicable thereto.

“Transaction Documents” means all instruments, schedules, exhibits and documents executed or delivered by Buyer or Sellers or any officer, director, or Affiliate of either of them in connection with this Agreement or the transactions contemplated hereby.

“Yogurtland Settlement Agreement” has the meaning given in Section 2.3.

EXHIBIT 7.2(a)

BILL OF SALE AND ASSIGNMENT

This Bill of Sale and Assignment (this “Bill of Sale”) is entered into as of January __, 2014, and pursuant to that certain Asset Purchase Agreement (the “Purchase Agreement”), dated as the date hereof, by and among U-Swirl, Inc., a Nevada corporation (“Buyer”), Yogli Mogli Franchise LLC, a Georgia limited liability company (“YMF”), Yogli Mogli LLC, a Georgia limited liability company (“YM”), Yogli Mogli Newnan LLC, a Georgia limited liability company (“YMN”), Yogli Mogli Enterprises LLC, a Georgia limited liability company (“YME”), and Yogli Mogli Wheaton, LLC, an Illinois limited liability company (“YMW” and, together with YHF, YM, YMN and YME, the “Sellers”), for and in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sellers do hereby grant, bargain, sell, convey, transfer, assign, set over and deliver to Buyer, and its successors and assigns, all of their right, title, and interest in and to all of the Acquired Assets.

Nothing contained in this Bill of Sale is intended to provide any rights to Buyer or the Sellers beyond those rights expressly provided to Buyer or the Sellers in the Purchase Agreement.  Nothing contained in this Bill of Sale is intended to impose any obligations or liabilities on Buyer or the Sellers beyond those obligations and liabilities expressly imposed on Buyer or the Sellers in the Purchase Agreement.  Nothing contained in this Bill of Sale is intended to expand or limit any of the rights or remedies available to Buyer or the Sellers under the Purchase Agreement.

Buyer and the Sellers hereby agree to execute and deliver to the other such further instruments of transfer, assignment, delegation and assumption, and take such other action as either the Sellers or Buyer may reasonably request, to more effectively transfer to, assign to, and vest in Buyer each of the Acquired Assets.

This Bill of Sale may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart. The parties hereto may sign this Bill of Sale in the original, by facsimile, by .PDF, or by any other generally acceptable electronic means.

This Bill of Sale (i) shall not be assigned by operation of law or otherwise except as otherwise specifically provided, except Buyer may assign this Bill of Sale to any affiliate by operation of law or otherwise, and (ii) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Capitalized terms used herein and not otherwise defined herein shall have the respective meanings assigned to such terms in the Purchase Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Bill of Sale to be duly executed and delivered as of the day and year first written above.

BUYER:

U-SWIRL, INC.

By: ____________________________
Name:  Ulderico Conte
Title:  Chief Executive Officer

SELLERS:

YOGLI MOGLI FRANCHISE LLC

By: ________________________
Name: Roi Shlomo
Title: Chief Executive Officer

YOGLI MOGLI LLC

By: ________________________
Name: Roi Shlomo
Title: Chief Executive Officer

YOGLI MOGLI NEWNAN LLC

By: ________________________
Name: Roi Shlomo
Title: Chief Executive Officer

YOGLI MOGLI ENTERPRISES LLC

By: _________________________
Name: Roi Shlomo
Title: Chief Executive Officer

YOGLI MOGLI WHEATON, LLC

By: __________________________
Name: Roi Shlomo
Title: Chief Executive Officer

EXHIBIT 7.2(b)

INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

This Intellectual Property Assignment Agreement (this “Assignment”), dated as of January __, 2014 (the “Effective Date”), is made by and between Yogli Mogli Franchise, LLC, a Georgia limited liability company (“Assignor”), and U-Swirl, Inc., a Nevada corporation (“U-Swirl”).

WHEREAS, Assignor and U-Swirl are parties to that certain Asset Purchase Agreement, dated as of January 17, 2014 (the “Asset Purchase Agreement”), pursuant to which Assignor is selling, transferring, assigning and delivering to U-Swirl certain assets and properties of Assignor (the “Transaction”);

NOW, THEREFORE, in exchange for the consideration set forth in the Asset Purchase Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.  Definitions.

    “Assignor Intellectual Property” means all Intellectual Property owned, held or used by the Assignor.

“Copyrights” means applications and registrations for copyrights or rights with respect to works of authorship (including any moral and economic rights, however denominated), including, but not limited to, Copyrights listed or described on Exhibit A.

“Domain Names” means domain names, uniform resource locators and other names and locators associated with the internet, including applications and registrations thereof, including, but not limited to, Domain Names listed or described on Exhibit B.

“Intellectual Property” means, collectively, all Intellectual Property Rights and Technology.

“Intellectual Property Rights” means any and all rights (anywhere in the world, whether statutory, common law or otherwise) with respect to (a) Patents; (b) Copyrights; (c) Trademarks; (d) mask rights; (e) all industrial designs and all variants of industrial designs, whether or not registered or the subject of an application for registration and whether or not registrable; (f) Domain Names; (g) all databases and data collections and all rights therein throughout the world; (h) all moral and economic rights of authors and inventors, however denominated, throughout the world; (i) rights of privacy or publicity; (j) trade secrets, including rights to limit the use or disclosure thereof by any person; (k) Technology; (l) all other equivalent or similar rights; and (m) any rights to pursue, recover, or retain damages, costs or attorneys’ fees for past, present and future infringement or misappropriations of the foregoing.

“Patents” means applications and registrations for and issuances of patents, or other industrial rights or designs including any reissues, divisionals, renewals, extensions, provisionals, continuations or continuations-in-part thereof, and any other filings claiming priority to or serving as a basis for priority thereof, including, but not limited to, Patents listed or described on Exhibit C.

“Technology” means any and all (a) technology, technical expertise, compositions of matter, formulae, algorithms, procedures, processes, methods, techniques, know-how, ideas, creations, inventions, discoveries, developments and improvements (whether patentable or unpatentable and whether or not reduced to practice); (b) technical, engineering, manufacturing, product, marketing, servicing, financial, supplier, personnel and other information and materials; (c) customer lists, customer contact and registration information, customer correspondence and customer purchasing histories; (d) specifications, designs, models, devices, machines, articles of manufacture, prototypes, schematics and development tools; (e) software, computer programs, documentation, websites, content, images, art, graphics, text, photographs, artwork, audiovisual works, sound recordings, graphs, drawings, reports, analyses, writings, compositions and other works of authorship and copyrightable subject matter; (f) research data, technical data, databases and other compilations and collections of data or information; (g) trade secrets, including rights to limit the use or disclosure thereof by any person; and (h) tangible embodiments of any of the foregoing, in any form or media whether or not specifically listed herein.

“Trademarks” means trademarks, service marks, logos and design marks, trade dress, trade names, fictitious and other business names, or brand names, together with all goodwill associated with any of the foregoing, and all applications and registrations therefor, including, but not limited to, Trademarks listed or described on Exhibit D.

2.  Assignment.  Assignor hereby irrevocably sells, assigns, transfers and conveys to U-Swirl, its successors, assigns, and legal representatives, all right, title and interest in and to any Assignor Intellectual Property in perpetuity, including all rights and interests in the Intellectual Property listed on Exhibits A, B, C, and D (collectively, the “Assigned Intellectual Property”), and Assignor acknowledges that U-Swirl owns and will own all such existing and future right, title and interest in and to the Assigned Intellectual Property, including, without limitation, the right to claim priority rights deriving from any of the foregoing and the right to sue for, settle and release past, present and future infringement of any of the foregoing.  Without limiting the foregoing, Assignor acknowledges that U-Swirl may use, sell, license, translate, copy, duplicate, record, broadcast, distribute, perform, display, add to, subtract from, arrange, rearrange, revise, modify, change, adapt and otherwise exploit the Assigned Intellectual Property and any derivative works thereof in U-Swirl’s sole and absolute discretion.

3.  Further Assurances.  Assignor will, at its own cost and expense, promptly execute, acknowledge and deliver to U-Swirl all additional instruments or documents that U-Swirl determines at any time to be necessary to complete the timely transfer of the Assigned Intellectual Property to U-Swirl, including without limitation, the Trademark Assignment set forth in Schedule 1 to this Assignment.  Furthermore, Assignor will, at U-Swirl’s cost and expense (except to the extent that such cost and expense are related to or arise from any claim for which U-Swirl is entitled to indemnification from Assignor pursuant to the Asset Purchase Agreement), testify in any legal proceedings, sign all lawful papers, execute all divisional, continuing, reissue, reexamination and other applications, make all assignments and rightful oaths, and generally do everything possible to aid U-Swirl, its successors, assigns and nominees to obtain and enforce proper protection for the Assigned Intellectual Property in all countries.  Assignor will not execute any agreements inconsistent with the foregoing.  Without limiting the foregoing, Assignor hereby irrevocably designates and appoints U-Swirl and its duly authorized officers and agents, as Assignor’s agent and attorney-in-fact to act for and on its behalf and instead of Assignor, to execute and file any documents, applications or related filings and to do all other lawfully permitted acts in furtherance of the purposes set forth above

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in this paragraph, including, without limitation, the perfection of assignment and the prosecution and issuance of patents, patent applications, copyright applications and registrations, trademark applications and registrations, or other rights in connection with such Assigned Intellectual Property and improvements thereto with the same legal force and effect as if executed by Assignor.

4.  Domain Names.  At its own expense, Assignor will promptly and properly complete and submit, to the registrar for each of the Domain Names, any and all instructions necessary to transfer ownership as registrant of the Domain Names to U-Swirl.

5.  Assignor’s Transfer and Cessation of Use of the Assigned Intellectual Property.

5.1    Commencing on the Effective Date, Assignor will immediately cease all use, and will forever refrain from using, any words, names, slogans, symbols, or logos (or anything confusingly similar thereto) as they appear in the Assigned Intellectual Property in any manner, including but not limited to use for any entity name, slogan, product name, on any website, as a service mark, trademark, domain name, URL, meta-tag, directory search term, or a component of any of the  foregoing.

5.2    Commencing on the Effective Date, Assignor will: (i) provide to U-Swirl all existing documentation and information in Assignor’s possession or control that relates to the Assigned Intellectual Property (and to the extent information relating to the Assigned Intellectual Property is not in a medium that is reasonably transferable to U-Swirl on the date hereof, Assignor will promptly record such information in a reasonably suitable form and furnish such information to U-Swirl); (ii) destroy all remaining copies of all printed or electronic media in Assignor’s possession pertaining to such documentation or information; and (iii) cease all use and development of, and forever refrain from using in any manner, the trade secrets and any confidential information that relates to the Assigned Intellectual Property.

6.  Waiver of Moral Rights.  Assignor hereby irrevocably waives (and has caused all employees and contractors to waive) all rights under all laws now existing or hereafter permitted, with respect to any and all purposes for which the Assigned Intellectual Property and any derivative works thereof may be used, including without limitation: (a) all rights under the United States Copyright Act, or any other country’s copyright law, including but not limited to, any rights provided in 17 U.S.C. §§ 106 and 106A; and (b) any rights of attribution and integrity or any other “moral rights of authors” existing under applicable law.  In the event that Assignor has any such rights, that cannot be assigned or waived, Assignor hereby grants to U-Swirl an exclusive, worldwide, irrevocable, perpetual license to use, reproduce, distribute, create derivative works of, publicly perform and publicly display the Acquired Intellectual Property in any medium or format, whether now known or later developed.

7.  Irrevocable and Binding Assignment. Assignor does not have the right to: (a) rescind any of the rights or waivers granted herein; (b) enjoin, restrain or otherwise hinder U-Swirl’s exercise of any of the rights granted herein; or (c) enjoin, restrain or otherwise hinder, by court order or otherwise, the manufacture, use, sale, offer for sale, importation, marketing, license, translation, copying, duplication, recording, broadcasting, distribution, performance, display, addition to, subtraction from, arrangement, rearrangement, revision, modification, change, adaptation or other exploitation of the Assigned Intellectual Property and any derivative works thereof.

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8.  Entire Agreement; Amendments.  This Assignment and the Asset Purchase Agreement constitute the entire agreement between Assignor and U-Swirl with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between Assignor and U-Swirl with respect to the subject matter hereof and thereof.  In the event of a conflict between the terms of the Asset Purchase Agreement and this Assignment, the Asset Purchase Agreement will control.  This Assignment may be modified only by a written agreement signed by both parties.

9.  Counterparts.  This Assignment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other party, it being understood that all parties hereto need not sign the same counterpart. The parties hereto may sign this Assignment in the original, by facsimile, by PDF, or by any other generally acceptable electronic means.

10.  Governing Law.  This Assignment and all disputes and controversies arising hereunder shall be governed by and construed in accordance with the Laws of the State of Nevada without reference to such state’s principles of conflicts of law.

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IN WITNESS WHEREOF, each of the undersigned has caused this Assignment to be executed and delivered by its duly authorized representative as of the Effective Date.

ASSIGNOR:

YOGLI MOGLI FRANCHISE, LLC

By: ______________________________
Name:   Roi Shlomo
Title:     Chief Executive Officer

STATE OF _____________
COUNTY OF _______________

On this __ day of _____________, 2014, before me, a Notary Public in and for the State and County foresaid, personally appeared Roi Shlomo, known by me to be the person above named and an officer of Yogli Mogli Franchise, LLC, who is duly authorized to execute this Assignment on behalf of Yogli Mogli Franchise, LLC, and who signed and executed the foregoing instrument on behalf of Yogli Mogli Franchise, LLC.

Notary Public: ______________________
My Commission Expires: ______________

ASSIGNEE:

U-SWIRL, INC.

By: ________________________________
Name:  Ulderico Conte
Title:    Chief Executive Officer

STATE OF _____________
COUNTY OF _____________

On this __ day of _________, 2014, before me, a Notary Public in and for the State and County foresaid, personally appeared Ulderico Conte, known by me to be the person above named and an officer of U-swirl, Inc., who is duly authorized to execute this Assignment on behalf of U-swirl, Inc. and who signed and executed the foregoing instrument on behalf of U-swirl, Inc.

Notary Public: ______________________
My Commission Expires: _______________

[Signature Page to Intellectual Property Assignment Agreement]

Schedule 1

Trademark Assignment
Dated January __, 2014

WHEREAS, Yogli Mogli Franchise, LLC, a Georgia limited liability company (“Assignor”), is the owner of the trademark and trademark registration described on Schedule 1-A hereto (the “Trademark”); and

WHEREAS, pursuant to the terms of that certain Asset Purchase Agreement, dated as of January __, 2014, by and among U-Swirl, Inc., a Nevada corporation (“Assignee”) and, Assignor (the “Agreement”), Assignor has agreed to assign to Assignee all of Assignor’s right, title, and interest in and to the Trademark (and the portion of the business of Assignor to which the Trademark pertains), together with the goodwill associated therewith.

NOW THEREFORE, for the consideration set forth in the Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.           In connection with the transfer of the portion of the business to which the Trademark pertains, Assignor hereby sells, transfers, conveys, assigns, and sets over unto Assignee, its successors and assigns, Assignor’s entire right, title and interest in and to the Trademark, including, without limitation, all registrations and applications therefor and the right to apply for and register the Trademark, in the United States of America and all foreign countries, together with the goodwill of Assignor’s business in which the Trademark is used and symbolized by the Trademark, all common law and statutory rights related thereto, all rights of renewal and extension, and the right to sue and recover for damages and profits for past infringements thereof.

2.           This Trademark Assignment and all disputes and controversies arising hereunder shall be governed by and construed in accordance with the Laws of the State of Nevada without reference to such state’s principles of conflicts of law.  Each of the parties hereto irrevocably consents to the exclusive jurisdiction of and venue in any state or federal court located in Las Vegas, Nevada in connection with any matter based upon or arising out of this Trademark Assignment or the matters contemplated herein, and agrees that process may be served upon them in any manner authorized by the Laws of the State of Nevada for such persons and waives and covenants not to assert or plead any objection which such party might otherwise have to such jurisdiction and venue and such process; provided, however, that any party hereto shall be entitled to seek equitable or injunctive relief in connection with any matter based upon or arising out of this Trademark Assignment or the matters contemplated herein in any forum having proper legal jurisdiction over such matter.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the undersigned has executed this Trademark Assignment effective as of the date shown above.

YOGLI MOGLI FRANCHISE, LLC

By: ____________________________
Name: Roi Shlomo
Title: Chief Executive Officer

STATE OF _____________
COUNTY OF ________________

On this __ day of _____________, 2014, before me, a Notary Public in and for the State and County foresaid, personally appeared Roi Shlomo, known by me to be the person above named and an officer of Yogli Mogli Franchise, LLC, who is duly authorized to execute this Trademark Assignment on behalf of Yogli Mogli Franchise, LLC, and who signed and executed the foregoing instrument on behalf of Yogli Mogli Franchise, LLC.

Notary Public:______________________________
My Commission Expires: _____________________

EXHIBIT 7.3(b)

ASSUMPTION AGREEMENT

This Assumption Agreement (this “Assumption Agreement”) is entered into as of January __, 2014, and pursuant to that certain Asset Purchase Agreement (the “Purchase Agreement”), dated as of the date hereof, by and among U-Swirl, Inc., a Nevada corporation (“Buyer”), Yogli Mogli Franchise LLC, a Georgia limited liability company (“YMF”), Yogli Mogli LLC, a Georgia limited liability company (“YM”), Yogli Mogli Newnan LLC, a Georgia limited liability company (“YMN”), Yogli Mogli Enterprises LLC, a Georgia limited liability company (“YME”), and Yogli Mogli Wheaton, LLC, an Illinois limited liability company (“YMW” and, together with YHF, YM, YMN and YME, the “Sellers”), for and in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sellers do hereby assign all of the Assumed Liabilities to Buyer, and Buyer does hereby assume from the Sellers all of the Assumed Liabilities.

Nothing contained in this Assumption Agreement is intended to provide any rights to Buyer or the Sellers beyond those rights expressly provided to Buyer or the Sellers in the Purchase Agreement.  Nothing contained in this Assumption Agreement is intended to impose any obligations or liabilities on Buyer or the Sellers beyond those obligations and liabilities expressly imposed on Buyer or the Sellers in the Purchase Agreement.  Nothing contained in this Assumption Agreement is intended to expand or limit any of the rights or remedies available to Buyer or the Sellers under the Purchase Agreement.

This Assumption Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart. The parties hereto may sign this Assumption Agreement in the original, by facsimile, by .PDF, or by any other generally acceptable electronic means.

This Assumption Agreement (i) shall not be assigned by operation of law or otherwise except as otherwise specifically provided, except Buyer may assign this Assumption Agreement to any affiliate by operation of law or otherwise, and (ii) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Capitalized terms used herein and not otherwise defined herein shall have the respective meanings assigned to such terms in the Purchase Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Assumption Agreement to be duly executed and delivered as of the day and year first written above.

BUYER:

U-SWIRL, INC.

By: ____________________________
Name:  Ulderico Conte
Title:  Chief Executive Officer

SELLERS:

YOGLI MOGLI FRANCHISE LLC

By: __________________________
Name: Roi Shlomo
Title: Chief Executive Officer

YOGLI MOGLI LLC

By: ___________________________
Name: Roi Shlomo
Title: Chief Executive Officer

YOGLI MOGLI NEWNAN LLC

By: ____________________________
Name: Roi Shlomo
Title: Chief Executive Officer

YOGLI MOGLI ENTERPRISES LLC

By: ____________________________
Name: Roi Shlomo
Title: Chief Executive Officer

YOGLI MOGLI WHEATON, LLC

By: ____________________________
Name: Roi Shlomo
Title: Chief Executive Officer

[Signature Page to Assumption Agreement]